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                                                                    EXHIBIT 99.1

                         WASHINGTON GAS LIGHT COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                      TWELVE MONTHS ENDED MARCH 31, 1995
                                  (Unaudited)

                            (Dollars in Thousands)

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
FIXED CHARGES AND PRE-TAX PREFERRED STOCK DIVIDENDS:

         Interest Expense................................................       $    30,896
         Amortization of Debt Premium, Discount and Expense..............               358
         Interest Component of Rentals...................................                20
                                                                                -----------
                     Total Fixed Charges.................................            31,274
          Pre-tax Preferred Dividends....................................             2,101
                                                                                -----------

                     Total...............................................       $    33,375
                                                                                ===========



         Preferred Dividends.............................................       $     1,334
         Effective Income Tax Rate.......................................             .3652
         Complement of Effective Income Tax Rate (1 - Tax Rate)..........             .6348

         Pre-Tax Preferred Dividends.....................................       $     2,101
                                                                                ===========

EARNINGS:

         Net Income......................................................       $    56,413
         Add:
                     Income Taxes Applicable to Operating Income.........            31,770
                     Income Taxes Applicable to Other Income - Net.......               681
                     Total Fixed Charges.................................            31,274
                                                                                -----------

         Total Earnings..................................................       $   120,138
                                                                                ===========

         Ratio of Earnings to Fixed Charges and
                     Preferred Stock Dividends...........................               3.6
                                                                                ===========
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